Exhibit 10.1

Personal and Confidential
May 4, 2010

Dear Mike:

I am pleased to offer you the position of “President and Chief Operating Officer” with Trans World Entertainment Corporation.

This position is offered on and subject to the following terms and conditions:

1.

Base Salary: $500,000 for the first year of service, $550,000 for the second year of service, and $600,000 for the third year of service with an annual performance reviews each year and annual compensation reviews beginning in 2013. The annual review cycle runs from February 1 through January 31 with any merit increases being awarded May 1 of that year.

2.

Bonus Program: For fiscal year 2010, you will be eligible for the greater of $100,000 or participation in a EBITDA based bonus plan for 2010 which for your position would pay 40% of base salary at target EBITDA of -$6.5M, 60% at -$4.0M, 80% at -$2.5M, with a maximum 100% of base salary at an EBITDA of break-even. Any bonus payment under this 2010 EBITDA based plan will be pro-rated based on time in position. You will also be eligible for discretionary bonus if applicable. For fiscal year 2011 and forward, you will be eligible to participate in the Board approved bonus program. Board approved bonus programs remain in effect regardless of a change in control.

3.

Stock Equity Program: On your start date, you will receive 700,000 shares of stock options. Of these, 300,000 will vest ratably over four years of continued service. 200,000 will cliff vest after 3 years of service, with the remaining 200,000 to cliff vest after 4 years of service. The stock agreement presently provides for full vesting if there is a change in control.

4.

Group Health Insurance: You may begin coverage through the Company plan on the first day of the month following your date of hire. Cost of this protection including both medical and dental is $28 per week for individual coverage and $55 for family

5.

401-K Plan: You have the opportunity to participate in the Trans World Entertainment 401(k) Profit Sharing Program. You will be eligible for plan participation on the first day of the month following thirty days of employment. The Company matches 50% against the first 6% of your eligible contributions, which will begin after one year of employment. You are eligible to immediately roll over an existing 401(k) balance into the Company plan.

6.

Group Life Insurance: You are eligible for $50,000 group life insurance provided at no cost to you. Supplemental group life insurance is available to you through payroll deduction and you may purchase additional insurance up to $450,000. Supplemental dependent insurance is also available.

7.

Vacation: You will be entitled to two weeks of vacation and 10 PTO days within your first year of service and thereafter. After 11 years of service, you will be eligible for three weeks of vacation and 10 PTO days.

8.	Company Vehicle: You will be provided with a Company vehicle with guidelines for business related expense reimbursement.

9.	Temporary Housing: You will be provided with fully furnished temporary housing from your commencement date through the end of fiscal 2010.

10.

Severance Pay: Severance will be granted due to separation from the Company apart from voluntary resignation or willful / gross misconduct constituting Cause. You will be eligible for severance as follows. From your start date until February 1, 2012 you will be eligible for 9 months of severance, and will be eligible for 12 months after February 1, 2012. To the extent that compensation received through other employment, severance pay will be offset. Non-compete and non-solicitation provisions will be in effect for the duration of the severance period. This agreement remains in effect if there is a change in control.

11.

Pre-Employment Drug Testing and Background Check: This offer is contingent upon the successful completion and results of a drug screening and background check. You must report for this drug screening within 2 days of accepting this offer.

12.

Employment at Will: This agreement does not and shall not constitute any guarantee of employment and, as such, your employment with the Company is “at will.” Your employment with the Company may be separated by you or the Company at any time without cause.

13.	Commencement Date: This agreement will take effect upon you joining the Company.

Confidential – pg. 2

14.

Confidentiality: In consideration of this offer of employment, you agree not to disclose Confidential Information to any third party or misappropriate any Confidential Information, unless you are required by law to make any such disclosure. The covenant shall run for the period of your employment and survive your separation from the Company for any reason whatsoever. “Confidential Information” shall include trade secrets and other non-public or proprietary Company information, reports, material and documents, including but not limited to any information about sales, financial reports, employee information including compensation, store profitability, product costs, and any information relating to accounting and reporting matters of the Company.

You also agree to keep the terms of this agreement confidential and not to disclose its contents, in whole or in part, to any persons other than to your family members and advisors, unless the Company shall have publicly disclosed the contents hereof.

Mike, I truly am looking forward to you joining our team and working together. I know you will be a great addition and provide the innovation and leadership that we desire.

I look forward to us working together as partners in leading Trans World Entertainment to great success in the future.

If you have any questions, please do not hesitate to contact me. Or feel free to contact Jeff Davis if you have HR-related questions. Also, the signed offer acceptance should be returned to Jeff as well.

Sincerely,

Robert J. Higgins
Chairman and Chief Executive Officer

ACKNOWLEDGED AND AGREED TO:

/s/ Mike Honeyman

Mike Honeyman
May 4, 2010

Confidential – pg. 3